EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Albertson's, Inc. of our report dated June 23, 1999, appearing in the Annual Report on Form 11-K of Albertson's Employees' Tax Deferred Savings Plan for the year ended December 31, 1998, and of our report dated September 17, 1999, appearing in the Current Report on Form 8-K of Albertson's, Inc. and subsidiaries on the consolidated financial statements for the year ended January 28, 1999, filed with the Securities and Exchange Commission on September 22, 1999.



/s/ Deloitte & Touche LLP
Deloitte & Touch LLP
Boise, Idaho

September 23, 1999